Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 4th QUARTER AND YEAR END 2015 RESULTS

Full Year 2015 Highlights:

•                 Consolidated Revenue Increased 8.3%, Operating Cash Flow Increased 7.7%, Operating Income Increased 7.3% and Free Cash Flow Increased 9.4% to $8.9 Billion

•                 Earnings per Share Increased 1.3% to $3.24; On an Adjusted Basis, EPS Increased 10.9% to $3.25

•                 Cable Communications Revenue Increased 6.2% and Operating Cash Flow Increased 5.6%

•                 Customer Relationships Increased by 666,000, an 85.9% Improvement Compared to 2014; Best Video Customer Results in 9 Years; Best High-Speed Internet Customer Results in 8 Years

•                 NBCUniversal Revenue Increased 11.9% and Operating Cash Flow Increased 14.8%

4th Quarter 2015 Highlights:

•                 Consolidated Revenue Increased 8.5%, Operating Cash Flow Increased 6.7% and Operating Income Increased 5.7%

•                 Earnings per Share Increased 6.8% to $0.79; On an Adjusted Basis, EPS Increased 5.2% to $0.81

•                 Cable Communications Revenue Increased 5.9% and Operating Cash Flow Increased 4.6%

•                 Customer Relationships Increased by 281,000, a 57.6% Increase from the Fourth Quarter of 2014; Best Video Customer Results for a Quarter in 8 Years; Best Fourth Quarter High-Speed Internet Customer Results in 9 Years

•                 NBCUniversal Revenue Increased 13.0% and Operating Cash Flow Increased 8.7%

Dividends and Share Repurchase:

•                 Dividends and Share Repurchases Increased 41.2% to $9.2 Billion in 2015

•                 Dividend to Increase 10% to $1.10 per Share on an Annualized Basis; Share Repurchase Authorization to Increase to $10.0 Billion, with $5.0 Billion to be Repurchased in 2016

PHILADELPHIA – February 3, 2016… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter and year ended December 31, 2015.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I am exceptionally proud of our results this year, which were driven by strong performances in each of our core businesses. At Comcast Cable, our focus on delivering the most innovative products and improving the customer experience led to fantastic operating metrics, including our best video customer results in nine years, and our best high-speed Internet customer results in eight years. NBCUniversal had a remarkable year, with record-breaking results at both Theme Parks and Film, and continued success at NBC, which was number one in primetime for the second consecutive season.  As we enter 2016, the momentum we see across our portfolio is truly exciting.  We are executing at the highest level, investing prudently, and energized and focused on driving growth and shareholder value.  Underscoring our confidence in our company, we are increasing our dividend by 10% to $1.10 per share and we also plan to repurchase $5.0 billion of our stock this year.”

Consolidated Financial Results

	4th Quarter			Full Year
($ in millions)	2014	2015	Growth	2014	2015	Growth
Revenue	$17,732	$19,245	8.5%	$68,775	$74,510	8.3%
Excluding Adjustments	$17,732	$19,076	7.6%	$67,672	$73,965	9.3%
Operating Cash Flow[1]	$5,877	$6,272	6.7%	$22,923	$24,678	7.7%
Excluding Adjustments	$5,976	$6,214	4.0%	$23,160	$24,798	7.1%
Operating Income	$3,787	$4,002	5.7%	$14,904	$15,998	7.3%
Earnings per Share[2]	$0.74	$0.79	6.8%	$3.20	$3.24	1.3%
Excluding Adjustments	$0.77	$0.81	5.2%	$2.93	$3.25	10.9%
Free Cash Flow[3]	$1,694	$1,588	(6.3%)	$8,167	$8,935	9.4%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the fourth quarter of 2015 increased 8.5% to $19.2 billion. Consolidated Operating Cash Flow increased 6.7% to $6.3 billion. Consolidated Operating Income increased 5.7% to $4.0 billion. On November 13, 2015, we acquired a 51% interest in the Universal Studios theme park located in Osaka, Japan (“Universal Studios Japan”). Fourth quarter and full-year 2015 results include $169 million of revenue and $80 million of operating cash flow attributable to Universal Studios Japan from its acquisition date. Consolidated revenue for the fourth quarter of 2015 excluding Universal Studios Japan increased 7.6%. Consolidated operating cash flow excluding Universal Studios Japan, as well as $22 million of costs associated with a change in the presentation of amounts payable for a contractual obligation4 in the fourth quarter of 2015 and $99 million of Time Warner Cable and Charter transaction-related costs in the fourth quarter of 2014, increased 4.0% (see Table 5).

For the year ended December 31, 2015, consolidated revenue increased 8.3% to $74.5 billion. Consolidated operating cash flow increased 7.7% to $24.7 billion. Consolidated operating income increased 7.3% to $16.0 billion. Full-year 2015 results include $169 million of revenue and $80 million of operating cash flow attributable to Universal Studios Japan from its acquisition date. Consolidated revenue for the full year 2015 excluding Universal Studios Japan, as well as $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015 and $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, increased 9.3%. Consolidated operating cash flow excluding Universal Studios Japan, as well as $178 million of transaction-related costs in 2015 and $237 million in 2014, and $22 million of costs associated with a change in the presentation of amounts payable for a contractual obligation4 in the fourth quarter of 2015, increased 7.1% (see Table 5).

Earnings per Share (EPS) for the fourth quarter of 2015 was $0.79, a 6.8% increase from the $0.74 reported in the fourth quarter of 2014. Excluding a $0.02 loss on an investment resulting from our proportionate share of an impairment loss recorded at The Weather Channel in the fourth quarter of 2015, as well as $0.03 of transaction-related costs in the fourth quarter of 2014, EPS increased 5.2% to $0.81 (see Table 4).

EPS for the year ended December 31, 2015 was $3.24, a 1.3% increase from the $3.20 reported in the prior year. On an adjusted basis, EPS increased 10.9% to $3.25 (see Table 4).

Capital Expenditures increased 18.6% to $2.6 billion in the fourth quarter of 2015 compared to the fourth quarter of 2014. Cable Communications’ capital expenditures increased $190 million, or 10.2%, to $2.1 billion in the fourth quarter of 2015, primarily reflecting our continued spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways and increased investment in network infrastructure to increase network capacity. Cable capital expenditures represented 17.2% of Cable revenue in the fourth quarter of 2015 compared to 16.5% in last year’s fourth quarter.  NBCUniversal’s capital expenditures increased $220 million, or 65.2%, to $557 million in the fourth quarter of 2015, primarily reflecting increased spending at Theme Parks, including a land purchase adjacent to an existing theme park of $130 million and $12 million attributable to Universal Studios Japan.

For the year ended December 31, 2015, capital expenditures increased 14.5% to $8.5 billion compared to the prior year. Cable Communications’ capital expenditures increased $880 million, or 14.3%, to $7.0 billion, primarily reflecting increased spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways, as well as increased investment in our network.  For the year, Cable capital expenditures represented 15.0% of Cable revenue compared to 13.9% in 2014.  NBCUniversal’s capital expenditures increased $165 million, or 13.5%, to $1.4 billion in 2015, primarily reflecting increased investments in Theme Parks.

Free Cash Flow decreased 6.3% to $1.6 billion in the fourth quarter of 2015 compared to $1.7 billion in the fourth quarter of 2014, reflecting growth in consolidated operating cash flow and lower cash taxes, offset by higher capital expenditures and increased working capital.

Free cash flow for the year ended December 31, 2015 increased 9.4% to $8.9 billion compared to $8.2 billion in 2014, reflecting growth in consolidated operating cash flow and improvement in working capital, partially offset by increased capital expenditures.

	4th Quarter			Full Year
($ in millions)	2014	2015	Growth	2014	2015	Growth
Operating Cash Flow	$5,877	$6,272	6.7%	$22,923	$24,678	7.7%
Capital Expenditures	(2,224)	(2,637)	18.6%	(7,420)	(8,499)	14.5%
Cash Paid for Capitalized Software and Other Intangible Assets	(387)	(454)	17.3%	(1,122)	(1,370)	22.1%
Cash Interest Expense	(569)	(529)	(7.0%)	(2,389)	(2,443)	2.3%
Cash Taxes on Operating Items (Including Economic Stimulus Packages)	(586)	(326)	(44.4%)	(3,765)	(3,731)	(0.9%)
Changes in Operating Assets and Liabilities	(14)	(375)	NM	(507)	(267)	(47.3%)
Noncash Share-Based Compensation	127	137	7.9%	513	567	10.5%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(50)	(54)	8.0%	(220)	(232)	5.5%
Other	39	57	46.2%	190	234	23.2%
Free Cash Flow (Including Economic Stimulus Packages)	$2,213	$2,091	(5.5%)	$8,203	$8,937	8.9%
Economic Stimulus Packages	(519)	(503)	(3.1%)	(36)	(2)	(94.4%)
Free Cash Flow[3]	$1,694	$1,588	(6.3%)	$8,167	$8,935	9.4%
NM=comparison not meaningful.

Dividends and Share Repurchases. During the fourth quarter of 2015, Comcast paid dividends totaling $614 million and repurchased 16.3 million of its common shares for $980 million.  For the full year, Comcast repurchased 115.9 million of its common shares for $6.75 billion and made four cash dividend payments totaling $2.4 billion, resulting in a total return of capital to shareholders of $9.2 billion for 2015.

Today, Comcast announced that its Board of Directors has increased its stock repurchase program authorization to $10.0 billion.  Comcast expects to repurchase $5.0 billion of its Class A common stock during 2016, subject to market conditions.

In addition, Comcast announced that it increased its dividend by 10.0% to $1.10 per share on an annualized basis.  In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.275 a share on the company’s common stock, payable on April 27, 2016 to shareholders of record as of the close of business on April 6, 2016.

Cable Communications

	4th Quarter			Full Year
($ in millions)	2014	2015	Growth	2014	2015	Growth
Cable Communications Revenue
Video	$5,187	$5,416	4.4%	$20,783	$21,526	3.6%
High-Speed Internet	2,912	3,197	9.8%	11,321	12,471	10.2%
Voice	916	899	(1.7%)	3,671	3,608	(1.7%)
Business Services	1,058	1,259	18.9%	3,951	4,742	20.0%
Advertising	703	639	(9.3%)	2,393	2,318	(3.1%)
Other	537	570	6.4%	2,021	2,214	9.6%
Cable Communications Revenue	$11,313	$11,980	5.9%	$44,140	$46,879	6.2%

Cable Communications Operating Cash Flow	$4,684	$4,900	4.6%	$18,112	$19,120	5.6%
Operating Cash Flow Margin	41.4%	40.9%		41.0%	40.8%

Cable Communications Capital Expenditures	$1,872	$2,062	10.2%	$6,154	$7,034	14.3%
Percent of Cable Communications Revenue	16.5%	17.2%		13.9%	15.0%

Revenue for Cable Communications increased 5.9% to $12.0 billion in the fourth quarter of 2015 compared to $11.3 billion in the fourth quarter of 2014, driven by increases of 9.8% in high-speed Internet, 4.4% in video and 18.9% in business services, partially offset by a 9.3% decline in advertising due to lower political advertising revenue. The increase in Cable revenue reflects increased customer relationships (see below), customers receiving higher levels of service, customers taking additional services, as well as rate adjustments.

For the year ended December 31, 2015, Cable revenue increased 6.2% to $46.9 billion compared to $44.1 billion in 2014, driven by growth in high-speed Internet, business services and video.

Customer relationships increased by 281,000 to 27.7 million during the fourth quarter of 2015, a 57.6% improvement compared to an increase of 178,000 in the fourth quarter of 2014, driven by increases in double product and triple product relationships.  Video customer net additions of 89,000 were the best result for a quarter in eight years, high-speed Internet customer net additions of 460,000 were the best result for a fourth quarter in nine years, and Voice customer net additions improved to 139,000.

For the year ended December 31, 2015, customer relationships increased by 666,000, an 85.9% improvement compared to net additions of 358,000 in 2014. Video customer net losses of 36,000 improved by 81.7% year-over-year and were the best result in nine years. High-speed Internet customer net additions of 1.4 million marked the tenth consecutive year of more than one million net additions, and were the best result in eight years. Voice customer net additions slowed to 282,000.

	Customers		Net Additions
(in thousands)	YE14	YE15	4Q14	4Q15	2014	2015
Video Customers	22,383	22,347	6	89	(194)	(36)
High-Speed Internet Customers	21,962	23,329	375	460	1,277	1,367
Voice Customers	11,193	11,475	123	139	470	282

Single Product Customers	8,409	8,366	(35)	(1)	(343)	(43)
Double Product Customers	8,750	9,221	100	156	209	472
Triple Product Customers	9,876	10,114	114	126	492	238
Customer Relationships	27,035	27,701	178	281	358	666

Operating Cash Flow for Cable Communications increased 4.6% to $4.9 billion in the fourth quarter of 2015 compared to $4.7 billion in the fourth quarter of 2014, reflecting higher revenue, partially offset by a 6.8% increase in operating expenses primarily related to a 9.0% increase in technical and product support expenses, driven by an acceleration in the deployment of X1 and investments to improve the customer experience, as well as a 4.7% increase in video programming costs and a 12.0% increase in advertising, marketing and promotion costs. This quarter’s operating cash flow margin was 40.9% compared to 41.4% in the fourth quarter of 2014.

For the year ended December 31, 2015, Cable operating cash flow increased 5.6% to $19.1 billion compared to $18.1 billion in 2014, driven by higher revenue, partially offset by a 6.7% increase in operating expenses primarily related to a 7.1% increase in video programming costs, as well as higher technical and product support expenses and higher advertising, marketing and promotion costs.  For the year, operating cash flow margin was 40.8% compared to 41.0% in the prior year.

NBCUniversal

	4th Quarter				Full Year
($ in millions)	2014	2015	Growth	Excluding Adjustments	2014	2015	Growth	Excluding Adjustments
NBCUniversal Revenue
Cable Networks	$2,327	$2,407	3.4%		$9,563	$9,628	0.7%	3.5%
Broadcast Television	2,335	2,498	7.0%		8,542	8,530	(0.1%)	6.0%
Filmed Entertainment	1,295	1,629	25.8%		5,008	7,287	45.5%
Theme Parks	735	1,019	38.6%	15.5%	2,623	3,339	27.3%	20.8%
Headquarters, Other and Eliminations	(77)	(76)	NM		(308)	(322)	NM
NBCUniversal Revenue	$6,615	$7,477	13.0%	10.5%	$25,428	$28,462	11.9%	14.8%

NBCUniversal Operating Cash Flow
Cable Networks	$912	$894	(1.9%)		$3,589	$3,499	(2.5%)
Broadcast Television	230	217	(5.6%)		734	780	6.3%
Filmed Entertainment	77	143	84.6%		711	1,234	73.5%
Theme Parks[4]	330	452	36.6%	12.3%	1,096	1,464	33.5%	26.2%
Headquarters, Other and Eliminations[4]	(122)	(155)	NM		(542)	(563)	NM
NBCUniversal Operating Cash Flow	$1,427	$1,551	8.7%	4.7%	$5,588	$6,414	14.8%	13.8%

Revenue for NBCUniversal increased 13.0% to $7.5 billion in the fourth quarter of 2015 compared to $6.6 billion in the fourth quarter of 2014. Operating Cash Flow increased 8.7% to $1.6 billion compared to $1.4 billion in the fourth quarter of 2014. Fourth quarter results include $169 million of revenue and $80 million of operating cash flow attributable to Universal Studios Japan from its acquisition date. Revenue for NBCUniversal excluding Universal Studios Japan increased 10.5%. Operating Cash flow excluding Universal Studios Japan and $22 million of costs associated with a change in the presentation of amounts payable for a contractual obligation4 in the fourth quarter of 2015, increased 4.7%, driven by strong results at Filmed Entertainment and Theme Parks (see Table 5).

For the year ended December 31, 2015, NBCUniversal revenue increased 11.9% to $28.5 billion compared to $25.4 billion in 2014. Operating cash flow increased 14.8% to $6.4 billion compared to $5.6 billion in 2014. Full-year 2015 results include $169 million of revenue and $80 million of operating cash flow attributable to Universal Studios Japan from its acquisition date. Revenue for NBCUniversal excluding Universal Studios Japan, as well as $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015 and $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, increased 14.8%. Operating cash flow excluding Universal Studios Japan and $22 million of costs associated with a change in the presentation of amounts payable for a contractual obligation4 in the fourth quarter of 2015, increased 13.8%, reflecting strong results at Filmed Entertainment and Theme Parks (see Table 5).

Cable Networks

For the fourth quarter of 2015, Cable Networks segment revenue increased 3.4% to $2.4 billion and operating cash flow decreased 1.9% to $894 million. These results reflect a 6.8% increase in distribution revenue, partially reflecting NASCAR on our sports network, NBCSN, which was more than offset by a modest 0.3% decline in advertising revenue and an increase in sports programming costs, reflecting the impact of NASCAR and higher programming costs for the English Premier League.

For the year ended December 31, 2015, revenue from the Cable Networks segment increased 0.7% to $9.6 billion. Excluding $257 million of revenue generated by the 2014 Sochi Olympics, revenue increased 3.5% (see Table 5), reflecting a 6.5% increase in distribution revenue and a 0.6% increase in advertising, partially offset by lower content licensing and other revenue. Operating cash flow decreased 2.5% to $3.5 billion compared to $3.6 billion in 2014, reflecting a modest increase in reported revenue and higher programming costs.

Broadcast Television

For the fourth quarter of 2015, revenue from the Broadcast Television segment increased 7.0% to $2.5  billion compared to $2.3 billion in the fourth quarter of 2014, reflecting a 7.0% increase in advertising revenue, primarily driven by higher rates, a 34.9% increase in content licensing revenue, and higher retransmission consent fees. Operating cash flow decreased 5.6% to $217 million compared to $230 million in the fourth quarter of 2014, reflecting higher revenue, more than offset by higher operating costs and expenses.

For the year ended December 31, 2015, revenue from the Broadcast Television segment was stable at $8.5 billion.  Excluding $376 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2015, as well as $846 million of revenue generated by the 2014 Sochi Olympics, revenue increased 6.0% (see Table 5), reflecting a 13.7% increase in content licensing revenue, a 4.1% increase in advertising revenue, and higher retransmission consent fees. Operating cash flow increased 6.3% to $780 million compared to $734 million in 2014.

Filmed Entertainment

For the fourth quarter of 2015, revenue from the Filmed Entertainment segment increased 25.8% to $1.6 billion compared to $1.3 billion in the fourth quarter of 2014, reflecting a 74.9% increase in home entertainment revenue driven by the strong performances of Minions and Jurassic World, as well as a 22.7% increase in content licensing revenue, partially offset by a 37.5% decline in theatrical revenue. Operating cash flow increased 84.6% to $143 million compared to $77 million in the fourth quarter of 2014, reflecting higher revenue, partially offset by a 22.1% increase in operating costs, primarily driven by an increase in the amortization of film costs.

For the year ended December 31, 2015, revenue from the Filmed Entertainment segment increased 45.5% to $7.3 billion compared to $5.0 billion in 2014, driven by higher theatrical revenue from the record performances of Minions, Jurassic World, and Furious 7.  Operating cash flow increased 73.5% to $1.2 billion compared to $711 million in 2014, reflecting higher revenue, partially offset by a 40.9% increase in operating expenses, primarily driven by an increase in the amortization of film costs and higher advertising, marketing and promotion expense due to a larger film slate.

Theme Parks

For the fourth quarter of 2015, revenue from the Theme Parks segment increased 38.6% to $1.0 billion compared to $735 million in the fourth quarter of 2014. Fourth quarter operating cash flow increased 36.6% to $452 million compared to $330 million in the same period last year. Previously reported amounts have been adjusted to include costs associated with a change in the presentation of amounts payable for a contractual obligation4 in the fourth quarter of 2015. Excluding $169 million of revenue and $80 million of operating cash flow attributable to Universal Studios Japan from its acquisition date, revenue increased 15.5% and operating cash flow increased 12.3% (see Table 5). These results reflect higher guest attendance and per capita spending, driven by the continued success of Orlando’s The Wizarding World of Harry Potter™ — Diagon Alley™, Hollywood’s Fast and Furious: Supercharged, as well as Halloween Horror Nights at the Orlando and Hollywood parks, partially offset by an increase in operating costs to support new attractions.

For the year ended December 31, 2015, revenue from the Theme Parks segment increased 27.3% to $3.3 billion compared to $2.6 billion in 2014. Operating cash flow increased 33.5% to $1.5 billion compared to $1.1 billion in 2014. Previously reported amounts have been adjusted to include costs associated with a change in the presentation of amounts payable for a contractual obligation4 in the fourth quarter of 2015. Excluding $169 million of revenue and $80 million of operating cash flow attributable to Universal Studios Japan from its acquisition date, revenue increased 20.8% and operating cash flow increased 26.2% (see Table 5), driven by Orlando’s The Wizarding World of Harry Potter™ — Diagon Alley™, which opened July 8th 2014.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended December 31, 2015, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $155 million compared to a loss of $122 million in the fourth quarter of 2014. Previously reported amounts have been adjusted to offset the costs included in the Theme Parks segment associated with a change in the presentation of amounts payable for a contractual obligation4 in the fourth quarter of 2015.

For the year ended December 31, 2015, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $563 million compared to a loss of $542 million in 2014. Previously reported amounts have been adjusted to offset the costs included in the Theme Parks segment associated with a change in the presentation of amounts payable for a contractual obligation4 in the fourth quarter of 2015.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended December 31, 2015, Corporate, Other and Eliminations revenue was ($212) million compared to ($196) million in 2014. The operating cash flow loss was $179 million, compared to a loss of $234 million in the fourth quarter of 2014, including $99 million of transaction-related costs.

For the year ended December 31, 2015, Corporate, Other and Eliminations revenue was ($831) million compared to ($793) million in 2014.  The operating cash flow loss was $856 million, including $178 million of transaction-related costs and $56 million of expenses related to a contract settlement, compared to a loss of $777 million in 2014, including $237 million of transaction-related costs.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

4     NBCUniversal changed its method of accounting for a contractual obligation that involves an interest in the revenue of certain theme parks. As a result of the change, beginning in the fourth quarter of 2015, amounts payable based on current period revenue are presented in operating costs and expenses. Amounts paid through the third quarter of 2015 were included in other income (expense), net in our consolidated statement of income. For segment reporting purposes, we have adjusted periods prior to the fourth quarter of 2015 to reflect this expense on a consistent basis for all periods in the Theme Parks segment, which resulted in an offsetting adjustment in NBCUniversal Headquarters, Other and Eliminations.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, February 3, 2016 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 9896818.  A replay of the call will be available starting at 11:30 a.m. ET on Wednesday, February 3, 2016, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, February 10, 2016 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 9896818.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed Internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2014	2015	2014	2015
Revenue	$17,732	$19,245	$68,775	$74,510

Programming and production	5,358	5,836	20,912	22,550
Other operating and administrative	5,166	5,586	19,854	21,339
Advertising, marketing and promotion	1,331	1,551	5,086	5,943
	11,855	12,973	45,852	49,832

Operating cash flow	5,877	6,272	22,923	24,678

Depreciation expense	1,630	1,776	6,337	6,781
Amortization expense	460	494	1,682	1,899
	2,090	2,270	8,019	8,680
Operating income	3,787	4,002	14,904	15,998

Other income (expense)
Interest expense	(664)	(674)	(2,617)	(2,702)
Investment income (loss), net	42	57	296	81
Equity in net income (losses) of investees, net	10	(123)	97	(325)
Other income (expense), net	(65)	(44)	(215)	320
	(677)	(784)	(2,439)	(2,626)

Income before income taxes	3,110	3,218	12,465	13,372

Income tax expense	(1,114)	(1,162)	(3,873)	(4,959)

Net income	1,996	2,056	8,592	8,413

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(71)	(85)	(212)	(250)

Net income attributable to Comcast Corporation	$1,925	$1,971	$8,380	$8,163

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.74	$0.79	$3.20	$3.24

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.225	$0.25	$0.90	$1.00

Diluted weighted-average number of common shares	2,590	2,481	2,620	2,518

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2014	2015
ASSETS

Current Assets
Cash and cash equivalents	$3,910	$2,295
Investments	602	106
Receivables, net	6,321	6,896
Programming rights	839	1,213
Other current assets	1,859	1,793
Total current assets	13,531	12,303

Film and television costs	5,727	5,855

Investments	3,135	3,224

Property and equipment, net	30,953	33,665

Franchise rights	59,364	59,364

Goodwill	27,316	32,945

Other intangible assets, net	16,980	16,946

Other noncurrent assets, net	2,180	2,272

	$159,186	$166,574

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,638	$6,215
Accrued participations and residuals	1,347	1,572
Deferred revenue	915	1,302
Accrued expenses and other current liabilities	5,293	5,462
Current portion of long-term debt	4,217	3,627
Total current liabilities	17,410	18,178

Long-term debt, less current portion	43,864	48,994

Deferred income taxes	32,959	33,566

Other noncurrent liabilities	10,819	10,637

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,066	1,221

Equity
Comcast Corporation shareholders’ equity	52,711	52,269
Noncontrolling interests	357	1,709
Total equity	53,068	53,978

	$159,186	$166,574

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Twelve Months Ended
	December 31,
	2014	2015

OPERATING ACTIVITIES
Net income	$8,592	$8,413
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,019	8,680
Share-based compensation	513	567
Noncash interest expense (income), net	180	205
Equity in net (income) losses of investees, net	(97)	325
Cash received from investees	104	168
Net (gain) loss on investment activity and other	4	(318)
Deferred income taxes	1,165	958
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(33)	(708)
Film and television costs, net	(562)	(299)
Accounts payable and accrued expenses related to trade creditors	153	384
Other operating assets and liabilities	(1,093)	403

Net cash provided by operating activities	16,945	18,778

INVESTING ACTIVITIES
Capital expenditures	(7,420)	(8,499)
Cash paid for intangible assets	(1,122)	(1,370)
Acquisitions and construction of real estate properties	(43)	(178)
Acquisitions, net of cash acquired	(477)	(1,786)
Proceeds from sales of businesses and investments	666	433
Purchases of investments	(191)	(784)
Other	(146)	220

Net cash provided by (used in) investing activities	(8,733)	(11,964)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(504)	135
Proceeds from borrowings	4,182	5,486
Repurchases and repayments of debt	(3,175)	(4,378)
Repurchases and retirements of common stock	(4,251)	(6,750)
Dividends paid	(2,254)	(2,437)
Issuances of common stock	35	36
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(220)	(232)
Other	167	(289)

Net cash provided by (used in) financing activities	(6,020)	(8,429)

Increase (decrease) in cash and cash equivalents	2,192	(1,615)

Cash and cash equivalents, beginning of period	1,718	3,910

Cash and cash equivalents, end of period	$3,910	$2,295

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2014	2015	2014	2015
Operating income	$3,787	$4,002	$14,904	$15,998
Depreciation and amortization	2,090	2,270	8,019	8,680
Operating income before depreciation and amortization	5,877	6,272	22,923	24,678
Noncash share-based compensation expense	127	137	513	567
Changes in operating assets and liabilities	(14)	(375)	(357)	(267)
Cash basis operating income	5,990	6,034	23,079	24,978
Payments of interest	(569)	(529)	(2,389)	(2,443)
Payments of income taxes	(790)	(581)	(3,668)	(3,726)
Excess tax benefits under share-based compensation	(27)	(27)	(267)	(282)
Other	39	68	190	251
Net Cash Provided by Operating Activities	$4,643	$4,965	$16,945	$18,778
Capital expenditures	(2,224)	(2,637)	(7,420)	(8,499)
Cash paid for capitalized software and other intangible assets	(387)	(454)	(1,122)	(1,370)
Principal payments on capital leases	-	(11)	-	(17)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(50)	(54)	(220)	(232)
Nonoperating items(1)	(288)	(221)	(16)	275
Total Free Cash Flow	$1,694	$1,588	$8,167	$8,935

Reconciliation of EPS Excluding Gains on Sales, Acquisition-Related Items, Losses on Early Debt Redemption and Investment, and Favorable Income Tax Adjustments (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,

	2014		2015		2014		2015
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$1,925	$0.74	$1,971	$0.79	$8,380	$3.20	$8,163	$3.24
Growth %			2.4%	6.8%			(2.6% )	1.3%

Gains on sales of businesses and investments(3)	-	-	-	-	(97)	(0.04)	(202)	(0.08)
Gain on settlement of contingent consideration liability(4)	-	-	-	-	-	-	(150)	(0.06)
Loss on early redemption of debt(5)	-	-	-	-	-	-	29	0.01
Costs related to Time Warner Cable and Charter transactions(6)	63	0.03	-	-	149	0.06	123	0.05
Loss on investment(7)	-	-	50	0.02	-	-	208	0.09
Favorable income tax adjustments(8)	-	-	-	-	(724)	(0.28)	-	-
Favorable resolution of a contingency of an acquired company(9)	-	-	-	-	(27)	(0.01)	-	-
Net income attributable to Comcast Corporation
(excluding gains on sales, acquisition-related items, losses on early debt redemption and investment, and favorable income tax adjustments)	$1,988	$0.77	$2,021	$0.81	$7,681	$2.93	$8,171	$3.25
Growth %			1.7%	5.2%			6.4%	10.9%

(1)    Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages. Net cash provided by operating activities for 2014 includes a $150 million increase in July 2014 resulting from a change in our credit card payment processes that resulted in the acceleration of the recognition of cash receipts in Cable Communications. For free cash flow purposes, we consider the acceleration to be nonrecurring in nature and therefore, we excluded this amount from free cash flow as a nonoperating item.

(2)    Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)    2015 year to date net income attributable to Comcast Corporation includes $335 million of other income, $202 million net of tax and noncontrolling interests, resulting from sales of an investment and a business. 2014 year to date net income attributable to Comcast Corporation includes $154 million of investment income, $97 million net of tax, resulting from sales of investments.

(4)    2015 year to date net income attributable to Comcast Corporation includes $240 million of other income, $150 million net of tax, resulting from the settlement of a contingent consideration liability with General Electric Company related to the acquisition of NBCUniversal.

(5)    2015 year to date net income attributable to Comcast Corporation includes $47 million of interest expense, $29 million net of tax, resulting from the early redemption of debt.

(6)    4th quarter 2014 net income attributable to Comcast Corporation includes $99 million of operating costs and expenses, $63 million net of tax, related to the Time Warner Cable and Charter transactions. 2015 year to date net income attributable to Comcast Corporation includes $198 million of expense ($178 million of operating costs and expenses and $20 million of depreciation and amortization expense), $123 million net of tax, related to the Time Warner Cable and Charter transactions. 2014 year to date net income attributable to Comcast Corporation includes $237 million of operating costs and expenses, $149 million net of tax, related to the Time Warner Cable and Charter transactions.

(7)    4th quarter 2015 net income attributable to Comcast Corporation includes $81 million of equity in net losses of investees, $50 million net of tax, resulting from our proportionate share of an impairment loss recorded at The Weather Channel. 2015 year to date net income attributable to Comcast Corporation includes $333 million of equity in net losses of investees, $208 million net of tax, resulting from our proportionate share of impairment losses recorded at The Weather Channel.

(8)    2014 year to date net income attributable to Comcast Corporation includes $724 million of favorable income tax adjustments resulting from adjustments of uncertain tax positions. This amount excludes the benefits of uncertain tax positions for which we have been indemnified.

(9)    2014 year to date net income attributable to Comcast Corporation includes $27 million of other income, resulting from the favorable resolution of a contingency related to the AT&T Broadband transaction.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation of Consolidated Revenue Excluding 2015 Super Bowl, Universal Studios Japan and 2014 Olympics and Operating Cash Flow Excluding Universal Studios Japan, Contractual Obligation Accounting Change and Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2014	2015	Growth%	2014	2015	Growth%

Revenue	$17,732	$19,245	8.5%	$68,775	$74,510	8.3%

2015 Super Bowl	-	-		-	(376)
Universal Studios Japan	-	(169)		-	(169)
2014 Olympics	-	-		(1,103)	-

Revenue excluding 2015 Super Bowl, Universal Studios Japan and 2014 Olympics	$17,732	$19,076	7.6%	$67,672	$73,965	9.3%

	2014	2015	Growth %	2014	2015	Growth %

Operating Cash Flow	$5,877	$6,272	6.7%	$22,923	$24,678	7.7%

Universal Studios Japan	-	(80)		-	(80)
Contractual obligation accounting change	-	22		-	22
Costs related to Time Warner Cable and Charter transactions	99	-		237	178

Operating Cash Flow excluding Universal Studios Japan, contractual obligation accounting change and costs related to Time Warner Cable and Charter transactions	$5,976	$6,214	4.0%	$23,160	$24,798	7.1%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2015 Super Bowl, Universal Studios Japan and 2014 Olympics and Operating Cash Flow Excluding Universal Studios Japan and Contractual Obligation Accounting Change  (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2014	2015	Growth%	2014	2015	Growth%

Revenue	$6,615	$7,477	13.0%	$25,428	$28,462	11.9%

2015 Super Bowl	-	-		-	(376)
Universal Studios Japan	-	(169)		-	(169)
2014 Olympics	-	-		(1,103)	-

Revenue excluding 2015 Super Bowl, Universal Studios Japan and 2014 Olympics	$6,615	$7,308	10.5%	$24,325	$27,917	14.8%

	2014	2015	Growth %	2014	2015	Growth %

Operating Cash Flow	$1,427	$1,551	8.7%	$5,588	$6,414	14.8%

Universal Studios Japan	-	(80)		-	(80)
Contractual obligation accounting change	-	22		-	22

Operating Cash Flow excluding Universal Studios Japan and contractual obligation accounting change	$1,427	$1,493	4.7%	$5,588	$6,356	13.8%

Reconciliation of Cable Networks Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2014	2015	Growth%	2014	2015	Growth%

Revenue	$2,327	$2,407	3.4%	$9,563	$9,628	0.7%

2014 Olympics	-	-		(257)	-

Revenue excluding 2014 Olympics	$2,327	$2,407	3.4%	$9,306	$9,628	3.5%

Reconciliation of Broadcast Television Revenue Excluding 2015 Super Bowl and 2014 Olympics (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2014	2015	Growth%	2014	2015	Growth%

Revenue	$2,335	$2,498	7.0%	$8,542	$8,530	(0.1%)

2015 Super Bowl	-	-		-	(376)
2014 Olympics	-	-		(846)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$2,335	$2,498	7.0%	$7,696	$8,154	6.0%

Reconciliation of Theme Parks Revenue and Operating Cash Flow Excluding Universal Studios Japan (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

(in millions)	2014	2015	Growth%	2014	2015	Growth%

Revenue	$735	$1,019	38.6%	$2,623	$3,339	27.3%

Universal Studios Japan	-	(169)		-	(169)

Revenue excluding Universal Studios Japan	$735	$850	15.5%	$2,623	$3,170	20.8%

	2014	2015	Growth %	2014	2015	Growth %

Operating Cash Flow	$330	$452	36.6%	$1,096	$1,464	33.5%

Universal Studios Japan	-	(80)		-	(80)

Operating Cash Flow excluding Universal Studios Japan	$330	$372	12.3%	$1,096	$1,384	26.2%

Note: Minor differences may exist due to rounding.